UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Acquisition or Disposition of Assets

On August 28, 2006, a joint venture (the “Joint Venture”) between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and an affiliate of Amerimar Enterprises, Inc (“Amerimar”), acquired a fee interest in Bala Pointe Office Centre (“Bala Pointe”), an office property located in Bala Cynwyd, Pennsylvania. The total acquisition cost of the property was approximately $35.5 million (consisting of an approximate $34.9 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering, (ii) an equity contribution from Amerimar to the Joint Venture and (iii) debt financing obtained by the Joint Venture. Bala Pointe consists of 172,894 net rentable square feet and is currently 91.5% leased.

The debt financing described above consists of a loan agreement (the “Loan Agreement”) entered into by the Joint Venture with Bear Stearns Commercial Mortgage, Inc. on August 24, 2006. The term of the Loan Agreement is 30 years, consisting of an initial term of 10 years during which payments are interest only followed by an extended term of 20 years during which payments are due pursuant to an amortization schedule. Pursuant to the Loan Agreement, the Joint Venture received loan proceeds of $24.0 million in the form of a promissory note at a 5.89% fixed interest rate secured by a mortgage on the property. The promissory note is non-recourse to the Joint Venture and is prepayable in whole subject to certain yield maintenance provisions until three months prior to the 10th anniversary of the date of the Loan Agreement, after which the promissory note may be prepaid without penalty.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing the Company paid to the Advisor an acquisition fee in the amount of approximately $676,000 (equal to 2% of the Company’s pro rata portion of the approximate $34.9 million purchase price). Such amount is not included in the approximate $35.5 million total acquisition cost of the property described above. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the property and (ii) a monthly fee equal to 8.0% of the Company’s pro rata portion of the aggregate monthly net operating income derived from the property.

The Joint Venture was formed for the primary purpose of acquiring Bala Pointe, although the Company and Amerimar may also pursue similar arrangements in the future. Pursuant to the joint venture agreement, the Company and Amerimar were required to make initial equity capital contributions equal to 97.0% and 3.0%, respectively, of the total acquisition cost of the property. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof. In addition, Amerimar is eligible for potential profit participation upon the ultimate sale of the property. The Joint Venture has entered into a property management agreement with Amerimar Bala Pointe Management Co., Inc. (“Amerimar Management”), a Delaware limited liability company and an affiliate of Amerimar, to manage the property on a day-to-day basis, for which Amerimar Management will receive customary market-based property management fees.

Bala Pointe was acquired by the Joint Venture pursuant to a purchase agreement entered into by and between Bala Pointe Owner LP (a wholly-owned subsidiary of the Company formed solely to acquire this property) and Brandywine Operating Partnership, L.P., the seller. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: August 28, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer

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